                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
      (As Permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-1


                              RITE AID CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant))


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------------

         (2)      Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------------------

         (5)      Total fee paid:

    ----------------------------------------------------------------------------

[_]         Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

    ----------------------------------------------------------------------------

         (2)      Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------------

         (3)      Filing Party:

    ----------------------------------------------------------------------------

         (4)      Date Filed:

    ----------------------------------------------------------------------------

Notes:

                                [RITE AID LOGO]



                              RITE AID CORPORATION
                                 P.O. BOX 3165
                         HARRISBURG, PENNSYLVANIA 17105
                            ------------------------
                    Notice of Annual Meeting of Stockholders
                           To Be Held on June 26, 2002

To Our Stockholders:

What:   Our Annual Meeting of Stockholders for Fiscal Year 2002

When:   June 26, 2002 at 10:00 a.m., local time

Where:  Harrisburg East Holiday Inn
        4751 Lindle Road
        Harrisburg, Pennsylvania 17111

Why:    At this Annual Meeting, we plan to:

   1. Elect two directors to hold office until the 2005 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

   2. Consider a stockholder proposal, if properly presented at the meeting, requesting the Board of Directors to establish a policy that it will make its best efforts to appoint only independent directors to serve on its Audit, Compensation and Nominating Committees; and

   3. Transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

   Only Stockholders of record at the close of business on May 20, 2002 will receive notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement thereof. The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

   Your vote is important. Please read the Proxy Statement and the voting instructions on the enclosed proxy and then, whether or not you intend to attend the Annual Meeting in person, and no matter how many shares you own, please complete and promptly return your proxy in the envelope provided. This will not prevent you from voting in person at the meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs. If you are a Stockholder of record, you may also authorize the individuals named on the enclosed proxy to vote your shares by calling a specially designated telephone number (TOLL FREE (800) 213-3668) or via the Internet at http:// www.computershare.com/us/proxy. These telephone and Internet voting procedures are designed to authenticate your vote and to confirm that your voting instructions are followed. Specific instructions for Stockholders of record who wish to use telephone or Internet voting procedures are set forth on the enclosed proxy. You may revoke your proxy at any time before the vote is taken by (a) delivering to the Secretary of Rite Aid a written revocation or a proxy with a later date (including a proxy by telephone or via the Internet) or (b) voting your shares in person at the Annual Meeting.

                                         By order of the Board of Directors

                                         /s/ Robert B. Sari
                                         -----------------------------------
                                         Robert B. Sari
                                         Secretary

                                         Camp Hill, Pennsylvania
                                         May 23, 2002

                              RITE AID CORPORATION
                                 P.O. BOX 3165
                         HARRISBURG, PENNSYLVANIA 17105

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on June 26, 2002


   The Board of Directors of Rite Aid Corporation, a Delaware corporation ("Rite Aid" or the "Company"), seeks your proxy for use in voting at our 2002 Annual Meeting of Stockholders to be held at the Harrisburg East Holiday Inn, 4751 Lindle Road, Harrisburg, Pennsylvania 17111, on June 26, 2002 at 10:00 a.m., local time, or any adjournment or postponement thereof (the "Meeting"). This proxy statement, the foregoing notice and the enclosed proxy are first being mailed on or about May 23, 2002 to all holders of our common stock, par value $1.00 per share ("Common Stock") and 8% Series D Cumulative Convertible Pay-in-Kind Preferred Stock ("Series D Preferred Stock") (collectively, "Stockholders") entitled to vote at the Meeting.

Purpose of the Meeting

   At the Meeting, the Stockholders will be asked to vote on the following proposals:

     Proposal No. 1:  To elect two directors to hold office until the 2005
                      Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; and

     Proposal No. 2:  To consider and vote upon a stockholder proposal, if properly presented at a meeting, requesting the Board of Directors to establish a policy that it will make its best efforts to appoint only independent directors to serve on its Audit, Compensation and Nominating Committees.

Record Date

   Only Stockholders of record at the close of business on May 20, 2002 (the "Record Date") will receive notice of, and be entitled to vote at, the Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 515,113,894 shares of Common Stock and 3,637,228.6454 shares of Series D Preferred Stock (each of which is entitled to approximately 18.18 votes per share, or an aggregate of approximately 66,124,816 votes).

Quorum and Voting

   The presence at the Meeting, in person or by proxy, of the holders of 290,619,355 shares (a majority of the aggregate number of shares of Common Stock and Series D Preferred Stock (on an as-if-converted basis) issued and outstanding and entitled to vote as of the Record Date) is necessary to constitute a quorum to transact business. Proxies marked "Abstain" and broker proxies that have not voted on a particular proposal ("Broker Non-Votes"), if any, will be counted in determining the presence of a quorum. In deciding all matters that come before the Meeting, each holder of Common Stock as of the Record Date is entitled to one vote per share of Common Stock and each holder of Series D Preferred Stock as of the Record Date is entitled to approximately
18.18 votes per share (one vote per share of Common Stock issuable upon conversion of the Series D Preferred Stock). As of the Record Date, the Series D Preferred Stock was convertible into an aggregate of approximately 66,124,816 shares of Common Stock. The holders of the Common Stock and Series D Preferred Stock vote together as a single class.

Required Votes

   Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the total number of votes voted at the Meeting by the holders of shares of Common Stock and Series D

Preferred Stock, voting together as a single class. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and Broker Non-Votes, if any, will not be counted as having been voted and will have no effect on the outcome on the vote on the election of directors, except to the extent the failure to vote for a nominee results in another nominee receiving a larger number of votes. Stockholders may not cumulate votes in the election of directors.

   Proposal No. 2 requires the affirmative vote of a majority of the total number of votes of the Common Stock and the Series D Preferred Stock represented and entitled to vote at the meeting, voting together as a single class. In determining whether Proposal No. 2 has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as votes against the proposal, and Broker Non-Votes, if any, will have no effect on the votes for this proposal.

Voting Procedures

   Stockholders of record can choose one of the following three ways to vote:

   1. By mail: Sign, date and return the proxy in the enclosed pre-paid envelope.

   2. By telephone: Call (TOLL FREE (800) 213-3668) and follow the instructions.

   3. Via the Internet: Access "http://www.computershare.com/us/proxy" and follow the instructions.

   By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. If you want to vote in person at the Meeting and you hold Common Stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Proxies

   If the enclosed proxy card is properly signed and returned prior to voting at the Meeting, the shares represented thereby will be voted at the Meeting in accordance with the instructions specified thereon. If the proxy card is signed and returned without instructions, the shares will be voted as follows:

   Proposal No. 1: FOR the nominees of the Board in the election of directors;
and

   Proposal No. 2: AGAINST the stockholder proposal.

   Management does not intend to bring any matter before the Meeting other than as indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

   You may revoke your proxy by doing any of the following:

   o Delivering a written notice of revocation to the Secretary of Rite Aid, dated later than the proxy, before the vote is taken at the Meeting;

   o Delivering a duly executed proxy bearing a later date (including proxy by telephone or via the Internet) before the vote is taken at the Meeting; or

   o Voting in person at the Meeting (your attendance at the Meeting, in and of itself, will not revoke the proxy).

   Any written notice of revocation, or later dated proxy, should be delivered to:

                              Rite Aid Corporation
                                 30 Hunter Lane
                         Camp Hill, Pennsylvania 17011
                      Attention: Robert B. Sari, Secretary

   Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to our Secretary at the Meeting before we begin voting.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS


General

   Rite Aid's Board of Directors is divided into three classes, with each class to be composed as equally as possible. The Board of Directors currently consists of three directors whose terms expire this year, three directors whose terms expire in 2003 and three directors whose terms expire in 2004. The term of one class of directors expires at each annual meeting of Stockholders and each class serves a three-year term. Although the Board of Directors has a nominating committee, the nominees for directors were nominated by the entire Board.

   The Company's By-Laws provide that the Board of Directors may be composed of up to 15 members, with the number to be fixed from time to time by the Board of Directors. The Board of Directors has fixed the number of directors for the year commencing at the Meeting at nine.

Director Nominees

   The Board of Directors has nominated Robert G. Miller and Alfred M. Gleason to be elected directors at the Meeting. Each of the nominees for director to be elected at the Meeting currently serves as a director of the Company. Both directors elected at the Meeting will hold office until 2005. The other directors will remain in office for the remainder of their respective terms, as indicated below.

   If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof other nominees are designated, then the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment.

   Nancy Lieberman, whose term as director expires this year, has decided not to stand for re-election as a director of the Company. At this time the Board of Directors has not completed its search for an appropriate candidate for nomination to the Board of Directors in place of Ms. Lieberman. As a result, one vacancy on the Board of Directors will remain after the Annual Meeting. Pursuant to the terms of the Company's Bylaws, the Board of Directors may fill this vacancy by a majority vote, and the director chosen to fill the vacancy will hold office until the next annual election at which the term of the directors of the class to which such director is elected expires, which in this case would be 2005.

   The following table sets forth certain information with respect to the Company's directors and the director nominees as of the Record Date:


                                                                                                        Term as
                                                                                         Year First     Director
                                                                                           Became        will
Name                         Age    Position with Rite Aid                                Director     Expire (1)
----                         ---    ----------------------                                --------     ----------
Robert G. Miller...........   58    Chairman and Chief Executive Officer and Director       1999          2002
William J. Bratton ........   54    Director                                                1997          2003
Alfred M. Gleason .........   72    Director                                                2000          2002
George G. Golleher ........   54    Director                                                2002          2004
Leonard I. Green...........   68    Director                                                1999          2004
Nancy A. Lieberman ........   45    Director                                                1996          2002
Mary F. Sammons ...........   55    President and Chief Operating Officer and Director      1999          2004
Stuart M. Sloan ...........   58    Director                                                2000          2003
Jonathan D. Sokoloff ......   44    Director                                                1999          2003

---------------
(1) Directors' terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

   Robert G. Miller. Mr. Miller has been Chairman and Chief Executive Officer since December 5, 1999. Previously, Mr. Miller served as Vice Chairman and Chief Operating Officer of The Kroger Company, a retail food company.
Mr. Miller joined Kroger in March 1999, when The Kroger Company acquired Fred Meyer, Inc., a food, drug and general merchandise chain. From 1991 until the acquisition, he served as Chief Executive Officer of Fred Meyer, Inc.
Mr. Miller also serves as a director of Harrah's Entertainment, Inc., PathMark Stores, Inc. and AdvancePCS.

   William J. Bratton. Prior to August 2000, when Mr. Bratton became President of Bratton Group LLC, which provides criminal justice consulting services, he was a self-employed criminal justice consultant. From January 1998 to March 2000, Mr. Bratton was President and Chief Operating Officer of Carco Group, Inc., a provider of employment background screening services. From April 1996 through 1997, he was Vice Chairman of First Security Services Corporation and President of its subsidiary, First Security Consulting, Inc. Mr. Bratton was Police Commissioner of the City of New York from 1994 through April 1996.
Mr. Bratton serves as a director of Firearms Training Systems, Inc.

   Alfred M. Gleason. Mr. Gleason is currently a self-employed consultant.
Mr. Gleason served as the President of the Port of Portland Commission in Portland, Oregon, from 1996 until June 1999. From 1985 until 1995, Mr. Gleason held several positions with PacifiCorp, including Chief Executive Officer, President and Director. PacifiCorp is the parent company of Pacific Power & Light, Utah Power & Light and Pacific Telecom, Inc.

   George G. Golleher. Mr. Golleher is currently a business consultant and a private equity investor. Mr. Golleher was formerly president, chief operating officer and director of Fred Meyer, Inc. from March 1998 to May 1999. Prior to joining Fred Meyer, Inc., Mr. Golleher served as chief executive officer of Ralphs Grocery Company, where he was employed in various capacities from 1983 to 1998. Mr. Golleher is also chairman of the board of directors of American Restaurant Group and a director of Simon Worldwide Inc.

   Leonard I. Green. Mr. Green has been an executive officer of Leonard Green & Partners, L.P., an affiliate of Green Equity Investors III, L.P., since its formation in 1994. Mr. Green has also been, individually or through a corporation, a partner in a merchant banking firm affiliated with Leonard
Green & Partners, L.P., since its inception in 1989. Mr. Green is also a director of Communications & Power Industries, Inc., Liberty Group Publishing, Inc. and Dollar Financial Group, Inc. Mr. Green was elected as a director pursuant to the October 1999 agreement of Green Equity Investors III, L.P. to purchase 3,000,000 shares of preferred stock of Rite Aid.

   Nancy A. Lieberman. Ms. Lieberman has been a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP since 1987. Skadden, Arps, Slate, Meagher & Flom LLP provides legal services to Rite Aid.

   Mary F. Sammons. Ms. Sammons has been President and Chief Operating Officer and a member of Rite Aid's Board of Directors since December 5, 1999. From April 1999 to December 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of The Kroger Company. From January 1998 to April 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of Fred Meyer, Inc. From 1985 through 1997, Ms. Sammons held several senior level positions with Fred Meyer Stores Inc., the last being that of Executive Vice President.

   Stuart M. Sloan. Mr. Sloan has been a principal of Sloan Capital Companies, a private investment company since 1984. Mr. Sloan was also the Chairman of the Board from 1986 to 1998 and the Chief Executive Officer from 1991 to 1996 of Quality Food Centers, Inc., a supermarket chain. He currently serves on the board of directors of Anixter International Corporation and Offit Hall Capital Management, LLC.

   Jonathan D. Sokoloff. Mr. Sokoloff has been an executive officer of Leonard Green & Partners, L.P., an affiliate of Green Equity Investors III, L.P. since its formation in 1994. Since 1990, Mr. Sokoloff has also been a partner in a merchant banking firm affiliated with Leonard Green & Partners, L.P.
Mr. Sokoloff is also a director of Twinlab Corporation, Diamond Triumph Auto Glass, Inc., Dollar Financial Group, Inc. and Gart Sports Company. Mr. Sokoloff was elected as a director pursuant to the October 1999 agreement of Green Equity Investors III, L.P. to purchase 3,000,000 shares of preferred stock of Rite Aid.

Directors' Attendance at Meetings

   The Board of Directors held four regular meetings and four special meetings during fiscal year 2002. Each incumbent director of the Company attended at least 75% of the meetings of the Board of Directors and meetings held by all committees on which such director served after appointment to such committees, except that William J. Bratton attended 50% of the Board meetings and 71% of the Audit Committee meetings and Leonard I. Green attended 60% of the Compensation Committee meetings.

Committees of the Board of Directors

   Executive Committee. The Executive Committee met two times during fiscal year 2002. The Executive Committee, except as limited by Delaware law, is empowered to exercise all of the powers of the Board of Directors. The members of the Executive Committee are Robert G. Miller (Chairman), Leonard I. Green, Stuart M. Sloan and Alfred M. Gleason.

   Audit Committee. The Audit Committee, which held seven meetings during fiscal year 2002, currently consists of Alfred M. Gleason (Chairman), William
J. Bratton and Stuart M. Sloan. The Audit Committee:

   o oversees management's fulfillment of its financial reporting and disclosure responsibilities and its maintenance of appropriate internal control systems,

   o recommends appointment of the Company's independent public accountants, and

   o oversees the activities of the Company's internal audit function.

The independent public accountants and internal auditors meet with the Audit Committee with and without the presence of management representatives.

   Compensation Committee. The Compensation Committee, which met five times during fiscal year 2002, currently consists of Stuart Sloan (Chairman), Leonard I. Green, Jonathan D. Sokoloff and Nancy A. Lieberman (until her term as a director expires). The Compensation Committee administers the Company's stock option and other equity incentive plans and reviews and recommends to the Board of Directors senior officers' salaries and bonuses. See "Report of the Compensation Committee on Executive Compensation."

   Nominating Committee. The Nominating Committee did not meet during fiscal year 2002. Current members of the Nominating Committee are Leonard I. Green (Chairman), Jonathan D. Sokoloff and Nancy A. Lieberman (until her term as a director expires). The Nominating Committee may develop general criteria regarding the qualifications and selection of board members and may recommend candidates for election to the Board of Directors. The Nominating Committee will consider persons recommended by stockholders for inclusion as nominees for election to the Board of Directors if the names of such persons are submitted in writing in a timely manner to the Secretary of the Company. All recommendations should be accompanied by a complete statement of such person's qualifications and an indication of the person's willingness to serve.

Directors' Compensation

   In fiscal year 2002, Rite Aid's non-employee directors received $1,000 for each Board of Directors and committee meeting attended or $1,500 for each meeting attended at which such non-employee director served as the chairman of a committee, except that Leonard I. Green, Jonathan D. Sokoloff and Nancy A. Lieberman received no compensation. In fiscal year 2002, the same non-employee directors received 5,655 restricted shares of Common Stock which represented the number of shares having a value of $50,000, based on the average trading price of the Common Stock on the five trading days preceding July 31, 2002. A new compensation plan for directors was approved earlier this year, and pursuant to that new plan, on January 30, 2002, the same non-employee directors, other than Mr. Golleher, each received non-qualified stock options to purchase 50,000 shares of Common Stock under the Rite Aid Omnibus Equity Plan, with an exercise price of $2.26 per share. On the date Mr. Golleher was appointed to the Board of Directors, he received non-qualified stock options to purchase 100,000 shares of Common Stock with an exercise price of $2.26 per share, in accordance with provisions of a new Board of Directors compensation plan applicable to directors first elected or appointed after January 1, 2002. All of the options received by the directors vest ratably over a three-year period beginning on the first anniversary of the date they were granted. None of such options vests after the non-employee director ceases to be a director, except in the case of a director whose service terminates after he or she reaches age 72 and who has served as a director for eighteen months or more following the date of grant of options, in which case such options will vest immediately upon termination. All of the options vest immediately upon a change in control. Under the new director compensation plan put in place earlier this year, all non-employee directors who are not affiliated with entities that provide services to the Company will continue to receive the meeting fees and the annual stock option grant discussed above, and, beginning on June 26, 2002, will receive an annual payment of $50,000 in cash, payable quarterly in arrears, but will no longer receive the Common Stock issuance noted above. Directors who are officers and full-time employees of the Company or who are affiliated with entities that provide services to the Company receive no separate compensation for service as directors or committee members. Directors are reimbursed for travel and lodging expenses associated with attending Board of Directors meetings.


                                 RECOMMENDATION

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
        YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE


                                 PROPOSAL NO. 2

         STOCKHOLDER PROPOSAL -- APPOINT ONLY INDEPENDENT DIRECTORS ON
                 AUDIT, COMPENSATION AND NOMINATING COMMITTEES

   The Massachusetts State Carpenters Pension Fund, the owner of 5,885 shares of Common Stock, has notified the Company, through the Carpenters Combined Benefits Funds of Massachusetts, 350 Fordham Road, Wilmington, Massachusetts 01887, that it intends to present the following proposal at the Annual
Meeting:

Independent Committees Proposal

   Resolved, that the shareholders of Rite Aid Corporation ("Company") request that the Company's Board of Directors establish a policy that it will make its best efforts to appoint only independent directors to serve on its key committees (Audit Committee, Compensation Committee, and Nominating Committee). In the event that this Proposal is implemented, the Board and its Nominating Committee should endeavor to nominate a sufficient number of independent directors so that adequate independent directors will be available to serve on these committees should shareholders vote to elect management-sponsored nominees to the Board.

   Statement of Support: The board of directors must operate independently of the corporation's chief executive officer and senior management if it is to fulfill its duty to hire, oversee, compensate, and if necessary replace management. Independence has been referred to as "a director's greatest virtue" (Robert Rock, Chair of National Association of Corporate Directors, "Directors and Boards," Summer edition 1996) and we believe independent boards are better positioned to remove non-performing senior executives.

   While the Company's Board is free under the Proposal to define "independent" as it believes appropriate, the following criteria may be useful for it to consider. We believe that a director should not be considered independent if he or she is currently or during the past five years has been:

   o Employed by the company or an affiliate in an executive capacity;

   o Affiliated with a firm that is one of the Company's paid advisors or consultants;

   o Affiliated with a significant customer or supplier;

   o Affiliated with a tax-exempt organization that receives significant contributions from the Company;

   o Paid by the Company pursuant to any personal services contract with the Company;

   o Serving in an executive capacity or as a director of a corporation on which the Company's chairman or chief executive officer is a board member; or

   o Related to a member of management of the Company.

   In our opinion none of the Company's key committees currently is comprised only of independent directors. The Company's most recent proxy statement disclosed that during fiscal year 2001 the Company paid Leonard Green & Partners, L.P. $5.5 million in fees. Leonard Green and Jonathan D. Sokoloff, members of Rite Aid's Board of Directors, are equity owners in Leonard Green & Partners, L.P. Messrs. Green and Sokoloff serve on the Compensation and Nominating Committees.

   The Hartz Mountain Corporation, which was owned by Leonard N. Stern, sold merchandise to the Company and its subsidiaries in the approximate amount of $5,000,000 during the year ended December 31, 2000. Mr. Stern sold his interest in The Hartz Mountain Corporation on December 29, 2000. Mr. Stern serves on the Audit Committee.

   The law firm of Skadden, Arps, Slate, Meagher & Flom LLP provides legal services to Rite Aid. Nancy Lieberman, a director of Rite Aid, is a partner of that law firm. Ms. Lieberman serves on the Compensation and Nominating Committees.


                THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION:


   The Board of Directors recommends a vote "against" Proposal No. 2.

   The Board of Directors has considered this proposal and believes that it is not in the best interests of the stockholders of the Company.

   We benefit greatly by having highly qualified directors, with diverse skills and backgrounds, serving on our Board and on its committees. In some cases, as the proposal notes, members or former members of our committees have relationships with Rite Aid in addition to Board and committee memberships. However, the Board views such relationships as advantageous to Rite Aid because, as a result of such relationships, those individuals have a better understanding of Rite Aid's business and can contribute more effectively to informed decision-making by the Board and its committees.

   Rite Aid is already subject to, or otherwise favors, some restrictions on Audit, Compensation and Nominating Committee membership. The members of our Audit Committee must be "independent" directors as that term is defined by the listing standards of the New York Stock Exchange, and the current members of our Compensation Committee and Nominating Committee all are non-employee directors. In addition, relationships between the Company and any of its directors are disclosed in this Proxy Statement to the extent required by the proxy rules of the Securities and Exchange Commission.

   The Board is a strong proponent of board and committee independence, but believes that a formal independence policy would make it more difficult for Rite Aid to select directors (and potential members of the Audit, Compensation and Nominating Committees) based on their experience, judgment and knowledge.

   We urge you to vote against Proposal No. 2.

                                 RECOMMENDATION

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                       "AGAINST" THE STOCKHOLDER PROPOSAL

                               EXECUTIVE OFFICERS


   Officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below is information regarding the current executive officers of Rite Aid.


Name                      Age   Position with Rite Aid
----                      ---   ----------------------
Robert G. Miller* .....     58    Chairman and Chief Executive Officer

Mary F. Sammons* ......     55    Director, President and Chief Operating Officer

David R. Jessick ......     48    Senior Executive Vice President and Chief Administrative Officer

Elliot S. Gerson ......     60    Senior Executive Vice President and General Counsel

John T. Standley ......     39    Senior Executive Vice President and Chief Financial Officer

James P. Mastrian .....     59    Senior Executive Vice President -- Marketing and Logistics

Christopher Hall.......     37    Executive Vice President, Finance and Accounting

Mark C. Panzer ........     45    Executive Vice President, Store Operations

Eric S. Sorkin ........     53    Executive Vice President, Pharmacy Services

Robert B. Sari ........     46    Senior Vice President, Deputy General Counsel and Secretary

Kevin Twomey ..........     51    Senior Vice President and Chief Accounting Officer

---------------
* Mr. Miller's and Ms. Sammons' biographical information is provided above as a director.

   David R. Jessick. Mr. Jessick has been Senior Executive Vice President and Chief Administrative Officer since December 5, 1999. From 1997 to July 1999, Mr. Jessick served as Executive Vice President of Finance and Investor Relations of Fred Meyer, Inc. From 1979 to 1997, Mr. Jessick held several senior management positions at Thrifty PayLess Holdings, Inc., a west coast-based drugstore chain that had annual sales of $5.0 billion before being acquired by Rite Aid in 1996. Mr. Jessick was Executive Vice President and Chief Financial Officer of Thrifty PayLess Holdings, Inc. before Thrifty PayLess was acquired by Rite Aid. Mr. Jessick serves as a Director of AdvancePCS.

   Elliot S. Gerson. Mr. Gerson is Senior Executive Vice President and General Counsel of Rite Aid. He has held those positions since October 1999 and July 1997, respectively. Mr. Gerson also served as Secretary from July 1997 to May 2000. Mr. Gerson joined Rite Aid in November 1995 as Senior Vice President and Assistant Chief Legal Counsel.

   John T. Standley. Mr. Standley was appointed Senior Executive Vice President and Chief Financial Officer of Rite Aid in September 2000. He had been Executive Vice President and Chief Financial Officer since December 5, 1999. Previously, he was Executive Vice President and Chief Financial Officer of Fleming Companies, Inc., a food marketing and distribution company from May 1999 to December 1999. Between July 1998 and May 1999, Mr. Standley was Senior Vice President and Chief Financial Officer of Fred Meyer, Inc. Mr. Standley served as Senior Vice President and Chief Financial Officer of Ralphs Grocery Company between January 1997 and July 1998. Mr. Standley also served as Senior Vice President of Administration at Smith's Food & Drug from May 1996 to February of 1997 and as Chief Financial Officer of Smitty's Supervalue, Inc. from December 1994 to May 1996.

   James P. Mastrian. Mr. Mastrian was appointed Senior Executive Vice President, Marketing and Logistics of Rite Aid in October 2000. He had been Executive Vice President, Marketing since November 15, 1999. Mr. Mastrian was also Executive Vice President, Category Management of Rite Aid from July 1998 to November 1999. Mr. Mastrian was Senior Executive Vice President, Merchandising and Marketing of OfficeMax from June 1997 to July 1998 and Executive Vice President, Marketing of Revco D.S., Inc. from July 1994 to June 1997.

   Christopher Hall. Mr. Hall has been Executive Vice President Finance and Accounting since January 10, 2001. Prior to that, he served as Senior Vice President and Chief Accounting Officer since January 25, 2000, when he joined the Company. From April 1999 to January 2000, Mr. Hall was Executive Vice President and Chief Financial Officer at Golden State Foods. Between July 1998 and March 1999, Mr. Hall served as Senior Vice President of Finance at Ralphs Grocery Company. Mr. Hall joined Ralphs Grocery as Vice President of Accounting in June 1995.

   Mark C. Panzer. Mr. Panzer has been Executive Vice President, Store Operations since June 28, 2001. Prior to that, he served as Senior Vice President, Marketing & Sales, General Merchandise at Albertson's, Inc. since 1998, when Albertson's, Inc. merged with his former employer American Stores Company. From 1989 to 1998, Mr. Panzer held several senior positions at American Stores Company including District Manger, Director of Sales and Marketing, Vice President of Sales, Marketing & Advertising and Senior Vice President of Marketing & Formats.

   Eric S. Sorkin. Mr. Sorkin has been Executive Vice President, Pharmacy Services since February 2001. From December 1999 to February 2001 he served as Senior Vice President, Pharmacy, and from May 1997 to December 1999 he served as Vice President, Pharmacy Purchasing of Rite Aid. From 1991 to 1997,
Mr. Sorkin served in senior positions at Express Scripts, Pathmark, Thrifty Drugs and Pharmacy Direct Network, and as President of Sorkin Consulting. Prior to 1991, Mr. Sorkin held various executive positions at Rite Aid in operations, personnel, third party, information systems and pharmacy services.

   Robert B. Sari. Mr. Sari has been Senior Vice President, Deputy General Counsel and Secretary since October 2000. From May 2000 to October 2000, he served as Secretary. Mr. Sari also served as Vice President, Law from May 2000 to October 2000 and as Associate General Counsel from May 1997 to May 2000. Prior to May 1997, Mr. Sari was Vice President, Legal Affairs for Thrifty PayLess, Inc.

   Kevin Twomey. Mr. Twomey has been Senior Vice President and Chief Accounting Officer since December 2000. From September 1989 to November 2000, Mr. Twomey held several accounting and finance management positions at Fleming Companies, Inc., a food marketing and distribution company. He was Senior Vice President -- Finance and Control at Fleming when he left. Prior to joining Fleming, he was an audit partner at Deloitte & Touche.

Executive Officer Compensation

   The following table provides a summary of compensation paid during the last three fiscal years to Rite Aid's current chief executive officer and the four most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2002. As used herein, the term "Named Executive Officers" means all persons identified in the Summary Compensation Table.

                           SUMMARY COMPENSATION TABLE

                                            Annual Compensation                         Long-Term Compensation
                              ------------------------------------------------    ----------------------------------
                                                                                              Securities
                                                                                              Underlying
                                                                                Restricted      Option                 All Other
                              Fiscal                            Other Annual      Stock         Grants/      LTIP       Compen-
Name and Principal Position    Year     Salary(1)     Bonus     Compensation    Awards (2)       SARs       Payouts    sation(3)
                              ------   ----------   ----------  ------------    ----------     ----------    -------   ----------
Robert G. Miller...........    2002    $1,240,000   $  500,000          --              --       431,762     $  --    $6,764,149
 Chairman & Chief              2001     1,398,654    1,268,991    $111,100(4)   $6,248,438(5)  8,700,000(14)    --            --
 Executive Officer             2000       328,462           --          --       4,950,000(6)  3,000,000(15)    --       600,000(21)
Mary F. Sammons............    2002     1,080,000      337,500          --              --       497,216        --     2,061,612
 Director, President &         2001     1,013,654      768,930          --       5,092,186(7)  6,550,000(16)    --         1,447
 Chief Operating Officer       2000       203,076           --          --       1,650,000(8)  2,000,000(15)    --       200,000(22)
David R. Jessick...........    2002       720,000      180,000          --              --       153,296        --       236,390
 Senior Executive Vice         2001       731,538      575,192          --       2,734,946(9)  4,025,000(17)    --           609
 President & Chief             2000       158,461           --          --         825,000(10) 1,000,000(15)    --       150,000(23)
 Administrative Officer
John T. Standley...........    2002       720,000      150,000          --              --       303,296        --        56,162
 Senior Executive Vice         2001       675,769      528,317          --       2,734,946(11) 4,205,000(18)    --        85,708
 President & Chief             2000       135,385           --          --         825,000(12) 1,000,000(15)    --       150,000(24)
 Financial Officer
James P. Mastrian..........    2002       575,000      172,500          --              --       168,750        --        28,341
 Senior Executive Vice         2001       551,442      232,126          --         128,125(13) 1,333,546(19)    --         1,940
 President, Marketing &        2000       425,000      125,000          --              --       416,454(20)    --            --
 Logistics

---------------
 (1) Mr. Miller, Ms. Sammons, Mr. Jessick and Mr. Standley commenced employment with the Company on December 5, 1999. Salary amounts for Mr. Miller, Ms. Sammons, Mr. Jessick and Mr. Standley include amounts contributed by Rite Aid to each such executive officer's account under the deferred compensation plan in which they participate.
 (2) Each Named Executive Officer has the right to vote the shares of restricted stock and to receive any dividends paid on such shares.
 (3)  "All Other Compensation" includes the following for 2002: For Mr. Miller:
      $5,971,321 pursuant to his agreement with the Company relating to his severance dispute with The Kroger Company (Mr. Miller is required repay to the Company any amount that is paid to him by The Kroger Company related to the severance dispute, net of any excess taxes payable by him on account of the repayment and any legal expenses not reimbursed by the Company under his employment agreement); $789,434 resulting from the surrender of restricted stock to repay the loan from the Company to Mr. Miller for the payment of taxes due as a result of vesting of such restricted stock, plus the intrinsic value of such restricted stock and the tax gross up paid as compensation for the tax consequences of the loan forgiveness; and $3,394 in supplemental life insurance premiums paid by the Company. For Ms. Sammons: $1,930,736 pursuant to her agreement with the Company relating to her severance dispute with The Kroger Company (Ms. Sammons is required repay to the Company any amount that is paid to her by The Kroger Company related to the severance dispute, net of any excess taxes payable by her on account of the repayment and any legal expenses not reimbursed by the Company under her employment agreement); $126,589 resulting from the surrender of restricted stock to repay the loan from the Company to Ms. Sammons for the payment of taxes due as a result of vesting of such restricted stock, plus the intrinsic value of such restricted stock and the tax gross up paid as compensation for the tax consequences of the loan forgiveness; and $4,287 in supplemental life insurance premiums paid by the Company. For Mr. Jessick: $235,362 resulting from the surrender of restricted stock to repay the loan from the Company to Mr. Jessick for the payment of taxes due as a result of vesting of such restricted stock, plus the intrinsic value of such restricted stock and the tax gross up paid as compensation for the tax consequences of the loan forgiveness; and $1,028 in supplemental life insurance premiums paid by the Company. For Mr. Standley: $55,545 resulting from the surrender of restricted stock to repay the loan from the Company to Mr. Standley for the payment of taxes due as a result of vesting of such restricted stock, plus the intrinsic value of such restricted stock and the tax gross up paid as compensation for the tax consequences of the loan forgiveness; and $617 in supplemental life insurance premiums paid by the Company. For Mr. Mastrian: $25,428 resulting from the surrender of restricted stock to repay the loan from the Company to Mr. Mastrian for the payment of taxes due as a result of vesting of such restricted stock, plus the intrinsic value of such restricted stock; and $2,913 in supplemental life insurance premiums paid by the Company.
 (4) Includes $100,424 Mr. Miller received as gross up to cover taxes on restricted stock granted to him in December 1999 when he commenced employment.
 (5) On June 15, 2000, Mr. Miller was awarded 600,000 shares of restricted Common Stock; restrictions on 240,000 shares lapsed on June 15, 2001
      (and these 240,000 shares were subsequently surrendered to repay a Company loan), restrictions on 120,000 shares lapsed on January 15, 2002, and restrictions on 120,000 will lapse on each of July 15, 2002 and January 15, 2003. On November 29, 2000, Mr. Miller was awarded
      75,000 shares of restricted Common Stock; restrictions on 9,375 shares lapsed ratably on a quarterly basis from March 3, 2001 through September 1, 2001 (and these 28,125 shares were subsequently surrendered to repay a Company loan), and restrictions on 9,375 shares lapse on each of January 15, 2002, May 15, 2002, July 15, 2002, October 15, 2002 and
      January 15, 2003. On January 10, 2001, Mr. Miller was awarded 409,091 shares of restricted Common Stock; restrictions on 163,637 shares lapsed on June 15, 2001 (and these shares were subsequently surrendered to repay a Company loan), restrictions on 81,818 shares lapsed on January 15, 2002, and restrictions on 81,818 shares will lapse on each of July 15, 2002 and January 15, 2003. At the end of fiscal year 2002, Mr. Miller held 1,252,329 restricted shares with an aggregate market value of $3,782,034.
 (6) On December 5, 1999, pursuant to his employment agreement with the Company, Mr. Miller was awarded 600,000 shares of restricted Common Stock. The restrictions on those shares lapse in thirty-six equal monthly installments commencing January 5, 2000, unless accelerated upon a change of control of the Company.
 (7) On June 15, 2000, Ms. Sammons was awarded 600,000 shares of restricted Common Stock; restrictions on 240,000 shares lapsed on June 15, 2001
      (and these shares were subsequently surrendered to repay a Company loan), restrictions on 120,000 shares lapsed on January 15, 2002, and restrictions on 120,000 shares will lapse on each of July 15, 2002 and January 15, 2003. On November 29, 2000, Ms. Sammons was awarded 75,000 shares of restricted Common Stock; restrictions on 9,375 shares of Common Stock lapsed ratably on a quarterly basis from March 3, 2001 through September 1, 2001 (and these 28,125 shares were subsequently surrendered to repay a Company loan), and restrictions on 9,375 shares lapse on each of January 15, 2002, May 15, 2002, July 15, 2002,
      October 15, 2002 and January 15, 2003. On January 10, 2001, Ms. Sammons was awarded 72,727 shares of restricted Common Stock; restrictions on 29,091 shares lapsed on June 15, 2001 (and these shares were subsequently surrendered in exchange for forgiveness of a Company loan), restrictions on 14,546 shares lapsed on January 15, 2002 and restrictions on 14,545 shares will lapse on each of July 15, 2002 and January 15, 2003. At the end of fiscal year 2002, Ms. Sammons held 650,511 restricted shares with an aggregate market value of $1,964,543.
 (8) On December 5, 1999, pursuant to her employment agreement with the Company, Ms. Sammons was awarded 200,000 shares of restricted Common Stock. The restrictions on those shares lapse in thirty-six equal monthly installments commencing January 5, 2000, unless accelerated upon a change of control of the Company.
 (9) On June 15, 2000, Mr. Jessick was awarded 336,364 shares of restricted Common Stock; restrictions on 134,546 shares lapsed on June 15, 2001
      (and these shares were subsequently surrendered to repay a Company loan), restrictions on 67,273 shares lapsed on January 15, 2002, and restrictions on 67,273 shares will lapse on each of July 15, 2002 and January 15, 2003. On November 29, 2000, Mr. Jessick was awarded 50,000 shares of restricted Common Stock; restrictions on 6,250 shares of Common Stock lapsed ratably on a quarterly basis from March 3, 2001 through September 1, 2001 (and these 18,750 shares were subsequently surrendered to repay a Company loan), and restrictions on 6,250 shares lapse on each of January 15, 2002, May 15, 2002, July 15, 2002,
      October 15, 2002 and January 15, 2003. At the end of fiscal year 2002, Mr. Jessick held 333,068 restricted shares with an aggregate market value of $1,005,865.

(10) On December 5, 1999, pursuant to his employment agreement with the Company, Mr. Jessick was awarded 100,000 shares of restricted Common Stock. The restrictions on those shares lapse in thirty-six equal monthly installments commencing January 5, 2000, unless accelerated upon a change of control of the Company.
(11) On June 15, 2000, Mr. Standley was awarded 336,364 shares of restricted Common Stock; restrictions on 134,546 shares lapsed on June 15, 2001 and restrictions on 67,273 shares lapsed on December 15, 2001 (and 134,546 of these shares were subsequently surrendered to repay a Company loan), and restrictions on 67,273 shares will lapse on each of July 15, 2002 and January 15, 2003. On November 29, 2000, Mr. Standley was awarded 50,000 shares of restricted Common Stock; restrictions on 6,250 shares of Common Stock lapsed ratably on a quarterly basis from March 3, 2001 through September 1, 2001 (and these 18,750 shares were subsequently surrendered to repay a Company loan), and restrictions on 6,250 shares lapse on each of January 15, 2002, May 15, 2002, July 15, 2002,
      October 15, 2002 and January 15, 2003. At the end of fiscal year 2002, Mr. Standley held 300,118 restricted shares with an aggregate market value of $906,356.
(12) On December 5, 1999, pursuant to his employment agreement with the Company, Mr. Standley was awarded 100,000 shares of restricted Common Stock. The restrictions on those shares lapse in thirty-six equal monthly installments commencing January 5, 2000, unless accelerated upon a change of control of the Company.
(13) On November 29, 2000, Mr. Mastrian was awarded 50,000 shares of restricted Common Stock; restrictions on 6,250 shares lapsed ratably on a quarterly basis from March 3, 2001 to September 1, 2001 (and these 18,750 shares were subsequently surrendered to repay a Company loan), and restrictions on 6,250 shares lapse on each of January 15, 2002, May 15, 2002, July 15, 2002, October 15, 2002 and January 15, 2003. At
      the end of fiscal year 2002, Mr. Mastrian held 31,250 restricted shares with an aggregate market value of $94,375.
(14) 4,200,000 of these options replaced options that were cancelled on November 20, 2000.
(15)  These options were cancelled on November 20, 2000.
(16) 3,050,000 of these options replaced options that were cancelled on November 20, 2000.
(17) 1,575,000 of these options replaced options that were cancelled on November 20, 2000.
(18) 1,575,000 of these options replaced options that were cancelled on November 20, 2000.
(19) 300,000 of these options replaced options that were cancelled on November 20, 2000.
(20)  33,546 of these options were cancelled on November 20, 2000.
(21) Represents a guaranteed bonus in the amount of $600,000 paid in April 2000 in respect of calendar year 1999 to compensate Mr. Miller for lost bonus opportunities with his prior employer.
(22) Represents a guaranteed bonus in the amount of $200,000 paid in April 2000 in respect of calendar year 1999 to compensate Ms. Sammons for lost bonus opportunities with her prior employer.
(23) Represents a guaranteed bonus in the amount of $150,000 paid in April 2000 in respect of calendar year 1999.
(24) Represents a guaranteed bonus in the amount of $150,000 paid in April 2000 in respect of calendar year 1999.

Option Grants in the Fiscal Year

   The following table sets forth certain information regarding options granted during fiscal year 2002 to the Named Executive Officers.



                                               % of Total
                     Number of Securities   Options Granted                                    Total
Name                  Underlying Options    To Employees in    Exercise    Expiration       Grant Date
----                     Granted (1)          Fiscal Year      Price (2)      Date       Present Value (3)
                     --------------------   ---------------    ---------   ----------    -----------------
Robert G. Miller.          431,762                3.98%          $2.26      01/30/12         $582,879

Mary F. Sammons..          297,216                2.74%          $2.26      01/30/12          401,242
                           200,000                1.84%          $2.26      01/30/12          270,000

David R. Jessick.          153,296                1.41%          $2.26      01/30/12          206,950

John T. Standley.          153,296                1.41%          $2.26      01/30/12          206,950
                           150,000                1.38%          $2.26      01/30/12          202,500

James P. Mastrian           18,750                 .17%          $2.26      01/30/12           25,313
                           150,000                1.38%          $2.26      01/30/12          202,500

---------------
(1)  Options in the amount of 431,762, 297,216, 153,296, 153,296 and 18,750 granted to Mr. Miller, Ms. Sammons, Mr. Jessick, Mr. Standley and
     Mr. Mastrian, respectively, vested on the date of grant and were granted to these Executives based on the amounts of restricted shares of Common Stock surrendered by these Executives to the Company in consideration of the Company's cancellation of certain loans to these Executives. See "Certain Relationships and Related Transactions." Options in the amount of 200,000, 150,000, and 150,000 granted to Ms. Sammons, Mr. Standley and
     Mr. Mastrian, respectively, vest ratably over a four-year period beginning on the first anniversary of the date of grant.
(2) All options have an exercise price equal to the fair market value on the date of grant.
(3) The hypothetical present values on the grant date were calculated under the Black-Scholes option pricing model, which is a mathematical formula used to value options traded on stock exchanges. The formula considers a number of assumptions in hypothesizing an option's present value. Assumptions used to value the options include the stock's expected volatility rate of 67.62% projected dividend yield of 0%, a risk-free rate of return of 4.25% and projected time of exercise being one year after vesting. The ultimate realizable value of an option will depend on the actual market value of the Common Stock on the date of exercise as compared to the exercise price of the option. Consequently, there is no assurance that the hypothetical present value of the stock options reflected in this table will be realized.

Option Exercises and Year-End Value Table

   The following table summarizes the value at March 2, 2002 of all shares subject to options granted to the Named Executive Officers. No options were exercised during fiscal year 2002.


                                                             Number of Securities                 Value of
                                                            Underlying Unexercised          In-the-Money Options
                              Shares                        Options at Year-End (#)          At Year-End ($) (1)
                           Acquired on        Value       ---------------------------    ---------------------------
Name                       Exercise (#)   Realized ($)    Exercisable   Unexercisable    Exercisable   Unexercisable
----                       ------------   ------------    -----------   -------------    -----------   -------------
Robert G. Miller......          0              $0          4,926,015      4,205,747      $1,136,587       $325,552
Mary F. Sammons.......          0               0          3,632,465      3,414,751         811,401        389,983
David R. Jessick......          0               0          2,070,921      2,107,375         409,264        118,991
John T. Standley......          0               0          2,070,921      2,257,375         409,263        232,991
James P. Mastrian.....          0               0            764,586      1,304,164          39,029        179,278

-------------
(1) "In-the-Money" options are options with a base (or exercise) price less than the market price of the Common Stock on March 2, 2002. The value of such options is calculated using a stock price of $3.02, which was the closing price of the Common Stock on the NYSE on March 1, 2002.

                EMPLOYMENT AND EMPLOYMENT-RELATED AGREEMENTS AND
                           TERMINATION OF EMPLOYMENT


Executive Employment Agreements

   On December 5, 1999, Rite Aid entered into employment agreements with Robert
G. Miller, Mary F. Sammons, David R. Jessick and John T. Standley, and, on November 18, 2000, Rite Aid entered into an employment agreement, effective as of September 27, 2000, with James P. Mastrian (the "Executives"). Pursuant to their individual employment agreements:

   o Mr. Miller was appointed Chief Executive Officer and elected as Chairman of the Board of Directors of Rite Aid;

   o Ms. Sammons was appointed President and Chief Operating Officer of Rite Aid and was appointed to Rite Aid's Board of Directors;

   o Mr. Jessick was appointed Senior Executive Vice President and Chief Administrative Officer;

   o Mr. Standley was appointed Executive Vice President and Chief Financial Officer and is now Senior Executive Vice President and Chief Financial Officer; and

   o Mr. Mastrian was appointed Senior Executive Vice President, Marketing and Logistics.

   Term. The term of each Executive's employment agreement commenced on the date of his or her employment agreement and, unless terminated earlier, will terminate on the third anniversary (the "Employment Period"), but will automatically renew for an additional year on each anniversary of the effective date of the agreement (a "Renewal Date") unless either the Executive or Rite Aid provides the other with notice of non-renewal at least 180 days prior to a Renewal Date.

   Salary and Incentive Bonus. The respective agreements provide each Executive with a base salary and incentive compensation, including, with respect to fiscal year 2002:

   o Mr. Miller was entitled to receive an annual base salary of not less than $1,250,000, however, Mr. Miller volunteered to receive a base salary of not less than $1,000,000. Mr. Miller received a bonus of $500,000, and he has the opportunity to receive future annual bonuses that shall equal or exceed his annual base salary then in effect if Rite Aid's performance meets certain annual target goals based on the business plan developed by the Executives and the Board of Directors (the "targets").

   o Ms. Sammons was entitled to receive an annual base salary of not less than $900,000. She received a bonus of $337,500 pursuant to her employment agreement and in the future may, if Rite Aid's performance meets the targets, receive an annual bonus that, if paid, will equal or exceed 75% of her annual base salary then in effect.

   o Mr. Jessick was entitled to receive an annual base salary of not less than $600,000. He was awarded a bonus of $180,000 pursuant to his employment agreement. If Rite Aid's performance meets the targets, Mr. Jessick will be paid an annual bonus that will equal or exceed 60% of his annual base salary then in effect.

   o Mr. Standley was entitled to receive an annual base salary of not less than $500,000 (and received a base salary of $600,000 in fiscal year
     2002). He was awarded a bonus of $150,000 pursuant to his employment agreement. If Rite Aid's performance meets the targets, Mr. Standley will be paid an annual bonus that will equal or exceed 50% of his annual base salary then in effect.

   o Mr. Mastrian was entitled to receive an annual base salary of not less than $575,000. He was awarded a bonus of $172,500 pursuant to his employment agreement. If Rite Aid's performance meets the targets, Mr. Mastrian will be paid an annual bonus that will equal 60% of his annual base salary then in effect.

   Other Benefits. Pursuant to their employment agreements, each of the Executives is also entitled to participate in Rite Aid's fringe benefit and perquisite programs and savings plans.

   Restricted Stock and Options. Pursuant to their employment agreements and individual stock option agreements, in December 1999, Mr. Miller, Ms. Sammons, Mr. Jessick and Mr. Standley also received awards of restricted Rite Aid Common Stock and were granted options to purchase additional Rite Aid Common Stock as follows:

   o Mr. Miller was granted an option to purchase 3,000,000 shares of Common Stock and was awarded 600,000 shares of restricted Common Stock.

   o Ms. Sammons was granted an option to purchase 2,000,000 shares of Common Stock and was awarded 200,000 shares of restricted Common Stock.

   o Mr. Jessick was granted an option to purchase 1,000,000 shares of Common Stock and was awarded 100,000 shares of restricted Common Stock.

   o Mr. Standley was granted an option to purchase 1,000,000 shares of Common Stock and was awarded 100,000 shares of restricted Common Stock.

All of the options granted and restricted Common Stock awarded to each of such Executives listed above vest in thirty-six equal monthly installments commencing January 5, 2000.

   Other Provisions. Each of Mr. Miller's and Mr. Jessick's employment agreement provides for him to be based in Portland, Oregon and that he be provided, for the convenience of Rite Aid, with an apartment in the vicinity of Rite Aid's corporate headquarters in the Harrisburg, Pennsylvania area.

   Pursuant to his employment agreement, Mr. Miller is entitled to recommend two persons to serve on the Board of Directors of Rite Aid. Mr. Miller has made two Board of Directors recommendations to date and as a result, Alfred Gleason and Stuart Sloan were appointed to the Board of Directors in January 2000 and June 2000, respectively.

   Termination of Employment. Upon written notice, the employment agreement of each of the Executives is terminable by either Rite Aid or the individual Executive seeking termination.

   If Mr. Miller, Ms. Sammons, Mr. Jessick or Mr. Standley is terminated by Rite Aid "without cause" (as defined in the employment agreements of such Executives) or by an Executive for "good reason" (as defined in the employment agreements of such Executives), then the terminated Executive shall be entitled to receive:

   o an amount equal to three times the sum of the individual Executive's annual base salary and target bonus plus any accrued but unpaid salary and bonus, with the maximum bonus that the Executive is eligible to earn being pro-rated through the date of termination;

   o the deferred compensation amounts that would otherwise have been credited to the Executive pursuant to the New Plan (as defined below) had the Executive continued employment with Rite Aid through the end of the then-remaining Employment Period and certain medical benefits; and

   o all of the Executive's stock options will immediately vest and be exercisable for the remainder of their stated terms, the restrictions on the restricted Common Stock will immediately lapse and any performance or other conditions applicable to any other equity incentive awards will be considered to have been satisfied.

   If Mr. Mastrian is terminated by Rite Aid "without cause" or by him for "good reason" (as such terms are defined in his employment agreement), then he shall be entitled to receive:

   o an amount equal to two times the sum of his annual base salary and target bonus plus any accrued but unpaid salary and bonus, with the maximum bonus that the Executive is eligible to earn being pro-rated through the date of termination; and

   o all of his stock options will immediately vest and be exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on the restricted Common Stock will immediately lapse to the extent his options would have vested and restrictions would have lapsed had he remained employed by Rite Aid for two years following the termination.

   If Rite Aid terminates any of the Executives "for cause" (as defined in the employment agreements), Rite Aid shall pay him or her:

   o all accrued benefits,

   o any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination shall immediately terminate, and

   o any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination shall be forfeited.

   Under Mr. Miller's, Ms. Sammons's, Mr. Jessick's and Mr. Standley's employment agreements, any termination of employment by the Executive within the six month period commencing on the date of a "change in control" of Rite Aid will be treated as a termination of employment by the Executive for "good reason." Under Mr. Mastrian's employment agreement, upon a "change in control" of Rite Aid, all of his stock options will immediately vest and be exercisable and any restrictions on the restricted stock will immediately lapse. Each employment agreement provides that the Executive will receive an additional payment to reimburse the Executive for any excise taxes imposed pursuant to
Section 4999 of the Internal Revenue Code. Each employment agreement also provides for certain benefits upon termination of the Executive by reason of death or disability, by Rite Aid "for cause" or by the Executive other than for "good reason." The employment agreement of each Executive prohibits the Executive from competing with Rite Aid during his or her Employment Period and for a period of one year, or with respect to Mr. Mastrian, two years, thereafter.

   Pursuant to amendments to the employment agreements with Mr. Miller and Ms. Sammons dated May 7, 2001, the Company agreed to pay them, as an additional incentive bonus, the difference between certain amounts called for under their severance agreements with their prior employer and the amount they actually receive from that employer, plus interest at the rate of 9% per annum from December 5, 1999. Mr. Miller and Ms. Sammons were to receive $5,022,685 and $1,624,000, respectively, under those severance agreements, and they each retain control over their claims against their former employer. A summary judgment order has been filed in Mr. Miller's favor by the Court hearing his case, and this order has been appealed. Pursuant to the amendments to the employment agreements, the Company paid such bonuses, plus interest, in January, 2002, which amounted to $5,971,321 for Mr. Miller and $1,930,736 for Ms. Sammons.

   Pursuant to the terms of the amendments, the Executive must repay to the Company any amount that is paid to him or her by the former employer, net of any excess taxes payable by the Executive on account of the repayment and any legal expenses not reimbursed by the Company under the employment agreement. Neither Executive is obligated to reimburse the Company more than the amount of the bonus paid to him or her. If Mr. Miller's employment is terminated by him without good reason or by the Company for cause between January 1, 2002 and December 5, 2002, there has not been a change in control of the Company, and Mr. Miller no longer serves as a Director (by reason of a voluntary resignation or a removal simultaneous with an employment termination for cause), Mr. Miller will be entitled to retain only a portion of the bonus that is prorated for the number of days between December 5, 1999 and the date of termination.

Deferred Compensation Plans

   In addition to the base salary and bonus provisions of the Executives' employment agreements, Rite Aid established a new Deferred Compensation Plan (the "New Plan") for the benefit of Mr. Miller, Ms. Sammons, Mr. Jessick and Mr. Standley. Under the New Plan, Rite Aid credits a specific sum to individual accounts established for each of Mr. Miller, Ms. Sammons, Mr. Jessick and Mr. Standley. The sums are credited on the first day of each month during the term of the Executives' Employment Period with Rite Aid. Each of Mr. Miller, Ms. Sammons, Mr. Jessick and Mr. Standley is fully vested, at all times, in his or her account balance; although, generally they may not receive payments from their accounts until three years after an election to receive a payment. Each month, $20,000 is credited to Mr. Miller's account (and such amount will continue to be credited as long as he is an officer or the Chairman of the Board of Directors of the Company), $15,000 is credited to Ms. Sammons' account and $10,000 is credited to each of Mr. Jessick's and Mr. Standley's account. Beginning in fiscal year 2003, $20,000 will be credited to Ms. Sammons' account and $15,000 to Mr. Standley's account in connection with amendments to the New Plan. Under the New Plan, the Executives are able to direct the investment of the amounts credited to their individual accounts by selecting one or more investment vehicles from a group of deemed investments offered pursuant to the New Plan.

   Mr. Mastrian receives benefits under a separate deferred compensation plan from the one noted above. The Company has established a Supplemental Executive Retirement Plan (the "SERP"), effective March 1, 2001, pursuant to which Rite Aid credits a specific sum to an individual account established for Mr. Mastrian, and other participating executive officers, on a monthly basis. The amount credited is equal to 2% of the Executive's annual base compensation, up to a maximum of $7,000 per month. The Executives participating in the SERP are able to select among a choice of earnings indexes, and their accounts are credited with earnings which mirror the investment results of such indexes. Executives participating in the SERP vest in their accounts at the rate of 20% per year for each full year of participation in the SERP at a five-year rolling rate, with the period from March 1, 2001 through December 31, 2001 counting as a full calendar year of participation. Participants will receive their vested account balance upon the earlier to occur of: (i) their retirement at age 60 or greater, with at least five years of participation in the SERP; (ii) termination of employment with the Company (including due to death or disability); (iii) change in control of the Company; (iv) a hardship withdrawal pursuant to the terms of the SERP; and
(v) a withdrawal election pursuant to the terms of the SERP.

The Officer Retirement Plan

   Rite Aid has established the Non-Qualified Executive Retirement Plan (the "Plan") to provide retirement benefits to certain long-term employees who hold a position of vice president or higher and to select executives who may, pursuant to their employment agreements, be deemed to be long term employees. Participants generally are entitled to receive benefits upon retirement after age 65 if they have or are credited with 20 years or more of service or upon death, in which case any length of service requirement is disregarded.

   Generally, eligible participants receive an annual benefit, payable monthly over 15 years, equal to a percentage, ranging from 40% to 50%, of the highest base salaries and highest bonus paid or accrued for each participant within the 10 fiscal years prior to the date of the event giving rise to payment of the benefit.

   The Plan provides that benefits will not be paid to employees whose employment is terminated for any reason other than retirement, disability or death. Additionally, if, during the time a benefit is being paid to a former employee, it is determined that the former employee committed an act that could have resulted in a good cause discharge, the Company will cease paying benefits to the former employee.

   In fiscal year 2002, Mr. Miller, Ms. Sammons, Mr. Jessick and Mr. Standley agreed to give up their rights to receive benefits in the future under the Plan. Mr. Mastrian is not entitled to receive any benefits under the Plan. Accordingly, no estimate of the annual benefits payable at normal retirement age is provided for any of the Named Executive Officers.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION


   The Compensation Committee of the Board of Directors (the "Committee"), composed of outside directors of the Board of Directors, reviews the performance of the Company's senior personnel and develops and makes recommendations to the Board of Directors with respect to senior compensation policies. The Compensation Committee is empowered by the Board of Directors to award to senior officers appropriate bonuses, stock options, stock appreciation rights ("SARs") and stock-based awards. The Compensation Committee met five times during fiscal 2002.

   The Compensation Committee has access to independent compensation data and from time to time engages outside compensation consultants. In fiscal year 2002, the Compensation Committee considered the report of outside compensation consultants with respect to the issuance of stock options for the senior officers in fiscal year 2002. The objectives of the Compensation Committee are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance and to fix a portion of compensation to the outcome of the Company's performance.

   The senior compensation program is generally composed of base salary, discretionary performance bonuses and long-term incentives in the form of stock options, SARs, stock-based awards and restricted stock awards. The compensation program also includes various benefits, including the deferred compensation plans, and health insurance plans and programs and pension and profit sharing and retirement plans in which substantially all of the Company's full-time employees participate.

   Base salaries for the executive officers of the Company are generally competitively set relative to salaries of officers of companies comparable in business and size included in the Standard & Poor's Retail Stores Composite Index. The base salary and other compensation arrangements for Mr. Miller, Ms. Sammons, Mr. Jessick and Mr. Standley were individually negotiated with the executive in connection with their hiring and are reviewed periodically by the Compensation Committee for a possible increase. In each instance, base salary takes into account individual experience and performance specific to the Company. The Compensation Committee generally attempts to provide compensation approximating the median of comparable companies. Except for increases associated with promotions or increased responsibility, increases in base salaries for executive officers of the Company from year to year are generally limited to adjustments to reflect increases in the rate of inflation.

   The Compensation Committee is aware that the Internal Revenue Code of 1986, as amended (the "Code"), treats certain elements of executive compensation in excess of $1,000,000 a year as an expense not deductible by the Company for federal income tax purposes. To the extent compensation to an executive officer exceeds the cap, the Compensation Committee considers the facts and circumstances in each instance to reach a determination regarding the impact of the cap on such compensation.

   The Compensation Committee is empowered to approve the payment of cash performance bonuses to employees, including executive officers, of the Company. During fiscal year 2002, the Compensation Committee established the Annual Performance-Based Incentive Program (the "Annual Incentive Plan"). The purpose of the Annual Incentive Plan is to provide an incentive for executives of the Company and to reward them in relation to the degree to which specified goals relating to the Company's earnings before interest, taxes, depreciation and amortization and noncash and nonrecurring items ("EBITDA") are achieved. Each year, the Compensation Committee determines an EBITDA goal and a targeted incentive as a percentage of salary. Depending upon the EBITDA achieved during such year, participants are entitled to a percentage, ranging from 0% to 150%, of the targeted incentive award fixed by the Compensation Committee. For fiscal year 2002, the EBITDA goals established under the Annual Incentive Plan were not achieved. However, on the recommendation of the Compensation Committee and at the direction of the Board of Directors, bonuses of 50% of the targeted incentive were paid in fiscal year 2003 with respect to fiscal year 2002 to all participants in the Annual Incentive Plan, including the Named Executive Officers.

   The Compensation Committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for the Company's stockholders and, therefore, periodically grants stock options to the Company's employees, including executive officers. Stock options are granted typically at the prevailing market price and, therefore, will only have value if the Company's stock price increases over the exercise price. The Compensation Committee believes that the grant of stock options and stock-based awards provides a long-term incentive to such persons to contribute to the growth of the Company and establishes a direct link between compensation and stockholder return, measured by the same index used by stockholders to measure Company performance. The terms of options granted by the Compensation Committee, including vesting, exercisability and option term, are determined by the Compensation Committee, based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer, previous option grants to executive officers and a review of competitive equity compensation for executive officers of similar rank in companies that are comparable to the Company's industry and size.

   Stuart M. Sloan, Compensation Committee Chairman
   Leonard I. Green, Compensation Committee Member
   Jonathan D. Sokoloff, Compensation Committee Member
   Nancy A. Lieberman, Compensation Committee Member

                             AUDIT COMMITTEE REPORT


   The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the New York Stock Exchange ("NYSE") that governs audit committee composition, including the requirement that audit committee members all be "independent directors" as that term is defined by Sections 303.02(B)(2)(a) and (3) of the NYSE's listing standards.

   The Audit Committee oversees the Company's financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Board has adopted a written charter of the Audit Committee.

   The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1.

   The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their audit, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held seven meetings during fiscal year 2002. The Company incurred the following fees, including expenses billed to the Company for the fiscal year ended March 2, 2002 by the Company's principal accounting firm, Deloitte & Touche LLP, member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, "Deloitte & Touche"):

                                                                         Amount
   Description of Fee                                                 (in millions)
    ------------------                                                ------------
   Audit Fees for fiscal year 2002, including reviews of interim
    financial statements..........................................        $ 5.0
   Financial Information Systems Design and Implementation Fees...        $  --
   All Other Fees
    Audit-Related Fees, primarily consents, registration statement filings and audits of
      Company employee benefit plans..............................        $ 2.7
    Other, primarily tax services.................................        $ 0.2
                                                                          -----
        Total of All Other Fees...................................        $ 2.9
                                                                          =====


   The Audit Committee has considered whether the level of non-audit services provided by Deloitte & Touche is consistent with maintaining Deloitte & Touche's independence.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 2, 2002 for filing with the Securities and Exchange Commission.

   Alfred M. Gleason, Audit Committee Chairman
   William J. Bratton, Audit Committee Member
   Stuart M. Sloan, Audit Committee Member

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION


   None of our executive officers, directors or Compensation Committee members currently serve, or have in the past served, on the compensation committee of any other company whose directors and executive officers have served on Rite Aid's Compensation Committee.

                            STOCK PERFORMANCE GRAPH

   The graph below compares the yearly percentage change in the cumulative total stockholder return on the Common Stock for the last five fiscal years with the cumulative total return on (i) the Russell 1000 Consumer Staples Index, and (ii) the Russell 1000 Index, over the same period (assuming the investment of $100.00 in the Common Stock and such indexes on February 28, 1997 and reinvestment of dividends).

   For comparison of cumulative total return, the Company has elected to use the Russell 1000 Consumer Staples Index, consisting of 88 companies including the three largest drugstore chains, and the Russell 1000 Index. This allows comparison of the Company to a peer group of similar sized companies. We are one of the companies included in Russell 1000 Consumer Staples Index and the Russell 1000 Index. The Russell 1000 Consumer Staples Index is a capitalization-weighted index of companies that provide products directly to consumers that are typically considered nondiscretionary items based on consumer purchasing habits. The Russell 1000 Index consists of the largest 1000 companies in the Russell 3000 Index and represents the universe of large capitalization stocks from which many active money managers typically select.


                  Comparison of 5 Year Cumulative Total Return
                       Assumes Initial Investment of $100
                                 February 2002

                              [PERFORMANCE CHART]






                                                           1997       1998      1999       2000      2001       2002
                                                          -------   -------    -------   -------    -------   -------
Rite Aid Corporation..................................    $100.00   $156.03    $201.62   $ 36.81    $ 30.38   $ 15.06
Russell 1000 Consumer Staples Index...................    $100.00   $125.30    $132.67   $100.96    $137.88   $144.15
Russell 1000 Index....................................    $100.00   $134.68    $158.96   $183.32    $165.48   $149.68

---------------
* The Company's fiscal year ends on the Saturday closest to February 29 or March 1. Fiscal year 2002 included 52 weeks and ended on March 2, 2002.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires Rite Aid's executive officers, directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the NYSE. Such persons are required by SEC regulations to furnish Rite Aid with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Rite Aid, the Company has determined that during fiscal year 2002 no persons subject to Section 16(a) reporting submitted late filings under Section 16(a) of the Exchange Act.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


   The following table sets forth, as of the Record Date, certain information concerning the beneficial shareholdings of (a) each director, (b) each nominee for director, (c) each executive officer named in the Summary Compensation Table appearing elsewhere herein, (d) each holder of more than five percent of the Common Stock and (e) all directors and executive officers as a group (based on 581,238,710 shares of Common Stock outstanding as of such date, which includes the number of shares of Common Stock into which the outstanding shares of Series D Preferred Stock are convertible). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.


                                                    Number of Common
Beneficial Owners                            Shares Beneficially Owned (1)    Percentage of Class
  -----------------                          -----------------------------    -------------------
Executive Officers and Directors:
  William J. Bratton......................                 53,878(2)                     *
  Alfred M. Gleason.......................                145,178(3)                     *
  George G. Golleher......................                 20,000                        *
  Leonard I. Green........................             67,218,816(4)                 11.56%
  David R. Jessick........................              2,627,422(5)                     *
  Nancy A. Lieberman......................                  7,000                        *
  James P. Mastrian.......................                945,836(6)                     *
  Robert G. Miller........................              7,220,978(7)                  1.24%
  Mary F. Sammons.........................              4,855,582(8)                     *
  Stuart M. Sloan.........................                 49,978(9)                     *
  Jonathan D. Sokoloff....................             66,830,252(10)                11.50%
  John T. Standley........................              2,614,342(11)                    *
  All executive officers and directors (18
   persons) ..............................             89,208,904                    15.35%
5% Stockholders:
 Green Equity Investors III, L.P.  .......             66,124,816(12)                11.38%(13)
 11111 Santa Monica Blvd.
 Suite 2000
 Los Angeles, CA 90025
 Putnam Investments, LLC .................             54,207,984(14)                 9.33%
 One Post Office Space
 Boston, MA 02109
 Putnam Investment Management, LLC .......             39,099,432(15)                 6.73%
 One Post Office Space
 Boston, MA 02109
 J.P. Morgan Chase & Co. .................             36,657,610(16)                 6.31%
 270 Park Avenue
 New York, NY 10017

---------------
* Percentage less than 1% of class.

                                               footnotes continued on next page
footnotes continued from previous page

 (1) Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including options exercisable within 60 days of the Record Date.
 (2) This amount includes 33,334 shares which may be acquired within 60 days by exercising stock options and 400 shares owned by Mr. Bratton's wife.
 (3) This amount includes 33,334 shares which may be acquired within 60 days by exercising stock options and 16,000 shares owned by Mr. Gleason's wife.
 (4) This amount consists of 66,124,816 shares beneficially owned by Green Equity Investors III, L.P., which is affiliated with Leonard Green & Partners, L.P., of which Mr. Green is an executive officer and equity owner, 990,000 shares owned by Verdi Group, Inc., over which Mr. Green has beneficial ownership and 104,000 shares owned directly by Mr. Green.
 (5) This amount includes 2,282,224 shares which may be acquired within 60 days by exercising stock options and 333,068 restricted shares.
 (6) This amount includes 914,586 shares which may be acquired within 60 days by exercising stock options and 31,250 restricted shares.
 (7) This amount includes 5,508,199 shares which may be acquired within 60 days by exercising stock options and 1,252,329 restricted shares.
 (8) This amount includes 4,055,071 shares which may be acquired within 60 days by exercising stock options and 650,511 restricted shares.
 (9) This amount includes 33,334 shares which may be acquired within 60 days by exercising stock options.
(10) This amount consists of 66,124,816 shares beneficially owned by Green Equity Investors III, L.P., which is affiliated with Leonard Green & Partners, L.P., of which Mr. Sokoloff is an executive officer and equity owner and 705,436 owned jointly by Mr. Sokoloff and his wife.
(11) This amount includes 2,282,224 shares which may be acquired within 60 days by exercising stock options and 300,118 restricted shares.
(12) Green Equity Investors III, L.P. beneficially owns 66,124,816 shares of Common Stock. This number represents the number of shares of Common Stock issuable within 60 days of the Record Date upon the conversion of Series D Preferred Stock.
(13) Based upon the number of shares outstanding as of the Record Date and assuming conversion of all Series D Preferred Stock by Green Equity Investors III, L.P.
(14) Putnam Investments, LLC ("Putnam"), a wholly-owned subsidiary of Marsh & McLennen Companies, Inc., reported its beneficial ownership in a
      Schedule 13G/A filed on February 15, 2002. The filing indicates that Putnam has sole voting power for 0 shares, shared voting power for 11,061,396 shares, sole dispositive power for 0 shares and shared dispositive power for 54,207,984 shares. Putnam wholly owns two registered investment advisors: Putnam Investment Management, LLC ("PIM") and The Putnam Advisory Company, LLC ("PAC"). PIM has sole voting power for 0 shares, shared voting power for 0 shares, sole dispositive power for 0 shares and shared dispositive power for 39,099,432 shares; PAC has sole voting power for 0 shares, shared voting power for 11,061,396 shares, sole dispositive power for 0 shares and shared dispositive power for 15,108,552 shares.
(15) This amount, which is disclosed in a report on Schedule 13G/A filed on February 15, 2002, includes 39,099,432 shares in respect of which Putnam Investment Management, LLC and Putnam Investments, LLC share dispositive power.
(16) This amount, as reflected in a report on Form 4 filed on April 10, 2001 filed by J.P. Morgan Chase & Co., consists of 36,657,610 shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


   In fiscal year 2002, Rite Aid paid to J.P. Morgan Chase & Co. ("J.P. Morgan"), one of Rite Aid's lenders and a beneficial owner of more than 5% of Common Stock, fees and other amounts in connection with the Company's financing activities of $15.5 million.

   During fiscal 2002, Rite Aid paid Leonard Green & Partners, L.P. an annual fee of $1.5 million and a $2.5 million fee for advisory services in connection with the financial restructuring transactions that were completed during fiscal 2002. Leonard Green and Jonathan D. Sokoloff, members of Rite Aid's Board of Directors, are equity owners of Leonard Green & Partners, L.P. The consulting agreement also provides for the reimbursement of out-of-pocket expenses incurred by Leonard Green & Partners, L.P. In fiscal 2002, the Series B Preferred Stock held by Green Equity Investors III, L.P. was exchanged for an equal amount of Series D Preferred Stock. The Series D Preferred Stock has all of the same voting powers, preferences, rights, qualifications, and limitations as the Series B Preferred Stock, except that the consent of the holders of the Series D Preferred Stock is not required in order for Rite Aid to issue shares of its capital stock that are on parity with the Series D Preferred Stock with respect to dividends and distributions upon the liquidation, distribution or winding up of the Company. Rite Aid has agreed to register the Common Stock issuable upon conversion of the Series D Preferred Stock and to pay all expenses and fees (other than underwriting discounts and commission) related to any registration.

   The law firm of Skadden, Arps, Slate, Meagher & Flom LLP provides legal services to Rite Aid. Nancy Lieberman, a director of Rite Aid, is a partner of that law firm. Fees paid by Rite Aid to Skadden, Arps, Slate, Meagher & Flom LLP did not exceed five percent of the law firm's gross revenues for its last fiscal year.

   On June 15, 2001 and September 1, 2001, executive officers Elliot S. Gerson, Christopher Hall, David R. Jessick, James P. Mastrian, Robert G. Miller, Mary
F. Sammons and John T. Standley received loans from the Company aggregating $72,152, $172,127, $751,126, $72,152, $2,130,182, $1,283,723 and $659,902,
respectively, with the largest aggregate principal and interest amount of such indebtedness for each executive officer, outstanding at any time during the loan period, equal to $73,428, $175,555, $766,521, $73,428, $2,173,222,
$1,310,136 and $673,427, respectively. The interest rate on the loans was set at 4.25% (for loans issued on June 15, 2001) and 3.82% (for loans issued September 1, 2001). The loans were non-recourse loans which were secured solely by the restricted stock held by the executive officers. The purpose of the loans was to pay for the income tax consequences arising from the June 15, 2001 and September 1, 2001 vesting of restricted stock held by them. On December 10, 2001, with the approval of the Executive Committee, the executive officers surrendered all restricted shares issued to them on June 15, 2001 and September 1, 2001 in satisfaction of the loans. The value of all the restricted shares pledged by the executive officers on June 15, 2001 and September 1, 2001 was roughly equivalent in value to the loans satisfied. The Executive Committee also approved the payment to David R. Jessick, Robert G. Miller, Mary F. Sammons and John T. Standley of $96,734, $285,523, $22,926 and $10,011 respectively, to compensate them for the income tax consequences to them arising from the surrender of the restricted shares.


                             STOCKHOLDER PROPOSALS

   Proposals received from stockholders are given careful consideration by the Company in accordance with Rules 14a-8 under the Exchange Act. Any Stockholder desiring to present a proposal for inclusion in the Company's Proxy Statement for the 2003 Annual Meeting of Stockholders of the Company must present the proposal to the Company not later than January 23, 2003. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Exchange Act will be included in the Company's Proxy Statement for the 2003 Annual Meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2003 Annual Meeting of Stockholders (but not included in the Company's Proxy Statement) must be received by the Company by April 8, 2003 in order to be considered timely, subject to any provisions of the Company's bylaws. The chairman of the meeting may determine that any proposal for which the Company did not receive timely notice shall not be considered at the meeting. If in the discretion of the Chairman any such proposal is to be considered at the meeting, the persons designated in the Company's Proxy Statement shall be granted discretionary authority with respect to the untimely stockholder proposal.


                                 OTHER MATTERS


   The Board of Directors knows of no other matters that have been submitted for consideration at this Meeting. If any other matters come before the Stockholders at this Meeting, the persons named on the enclosed proxy intend to vote the shares they represent in accordance with their best judgment.


                              INDEPENDENT AUDITORS

   A representative of Deloitte & Touche is expected to be present at the meeting and will be available to respond to appropriate questions.


                            SOLICITATION OF PROXIES


   The entire cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, solicitations may be made by telephone, internet and personal interviews by officers, directors and regularly engaged employees of the Company. The Company has retained W.F. Doring & Co., Inc. to assist in the solicitation of proxies for approximately $5,000, plus out-of-pocket expenses. Brokerage houses, custodians, nominees and fiduciaries that receive the solicitation materials will be requested to forward this proxy statement to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.


                                 ANNUAL REPORT

   A copy of Rite Aid's Annual Report on Form 10-K for fiscal year 2002 is being mailed to Stockholders together with this Proxy Statement to all Stockholders entitled to notice of and to vote at the Meeting.